Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 9/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the semi-annual period ended September 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/03/2001	$ 8,000	Apreco, Inc.	4.820%	06/07/2001
04/19/2001	50,000	Bayerische Vereinsbank	4.300	04/23/2002
05/11/2001	7193	Amsterdam Funding Corp.	4.460	05/14/2001
07/24/2001	24,750	Windmill Funding Corp.	3.640	09/13/2001
07/25/2001	250,000	Forrestal Funding MS TR	3.670	09/12/2001
08/16/2001	764	Amsterdam Funding Corp.	3.740	08/17/2001

Last Updated on 11/28/2001
By Win95 User